UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

West Marine, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22512	77-0355502

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Westridge Drive Watsonville, California 95076

(Address of Principal Executive Offices, Including Zip Code)

(831) 728-2700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On January 22, 2015, West Marine, Inc. (the “Company”) issued a press release announcing certain preliminary and unaudited consolidated financial results for the 14-week period (fourth quarter) ended January 3, 2015 and for the 53-week period ended January 3, 2015 (“fiscal year 2014”) and updated earnings guidance for fiscal year 2014. A copy of this press release is attached hereto as Exhibit 99.1.

The press release contains disclosure of earnings before interest, taxes, depreciation and amortization (“EBITDA”) for fiscal year 2014.  EBITDA is a supplemental non-GAAP financial measure commonly used by management and industry analysts to evaluate our operations. We believe that EBITDA provides useful information to investors regarding the operating performance of our business.

EBITDA is not a measure of financial performance under GAAP, and EBITDA may not be defined and calculated by other companies in the same manner. Management has reconciled the non-GAAP financial measure to the most directly comparable GAAP financial measure in the table included in the press release filed as Exhibit 99.1 to this report. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, the financial measure calculated in accordance with GAAP.

The information required to be furnished pursuant to Item 2.02 and Exhibit 99.1 of this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, except if we specifically incorporate it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, the Company’s Board of Directors (the “Board”) accepted the resignation of Thomas R. Moran from his position as Executive Vice President, Chief Financial Officer and Assistant Secretary and appointed Deborah Ajeska, the Company’s Divisional Vice President and Controller, as the Company’s Principal Financial Officer. Mr. Moran’s last date of employment will be January 30, 2015 (the “Employment Termination Date”) and during this two-week period, he will transition his responsibilities to Ms. Ajeska while the Company conducts a search to recruit a new CFO. Mr. Moran had no disagreement with the Company on any matter relating to its operations, policies or accounting practices.

In view of Mr. Moran’s 8-year tenure with the Company, on January 16, 2015, the Board also approved severance benefits payable to Mr. Moran which are consistent with those provided for under his employment agreement with the Company. The anticipated severance benefits to be provided to Mr. Moran are as follows, subject to final documentation and execution by the parties:

•	A cash severance payment of $360,256, an amount equal to fifty-two (52) weeks (“Severance Period”) of his annual base salary, payable in substantially equal installments over the Severance Period on the Company’s regularly-scheduled payroll dates, subject to applicable deductions and withholdings. If, however, Mr. Moran earns or is paid compensation from a third party (whether by employment or by functioning as an independent contractor) including, without limitation, salary, consulting fees, signing bonuses, or other compensation (collectively, “Mitigation Compensation”), then the Company’s obligation to pay the severance amount will be reduced by the gross amount of the Mitigation Compensation, with the Company paying the shortfall, if any, between the severance pay and the Mitigation Compensation earned during the Severance Period.

•	Under the terms of the Company’s Omnibus Equity Incentive Plan and Mr. Moran’s respective Equity Award Agreements (collectively, the “Award Agreements”): (i) Mr. Moran will forfeit any stock options and any restricted stock units that have not vested as of the Employment Termination Date; and (ii) he will be entitled to exercise any vested stock options under the Award Agreements during the 90-day period following the Employment Termination Date.

•	Mr. Moran will not receive any annual cash bonus for 2014 or other benefits under the Separation Agreement, except that he will be offered continued health care benefits required to be offered under Federal or state law (e.g., COBRA).

•	Mr. Moran will be bound by, among other provisions to be included in the separation agreement, a full release of all claims related to Mr. Moran’s employment with the Company, and non-solicitation, confidentiality, cooperation and non-disparagement covenants.

The press release filed as Exhibit 99.1 also announces Mr. Moran’s resignation.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibit:

99.1	Press Release dated January 22, 2015 (furnished pursuant to Item 2.02).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST MARINE, INC.

Date: January 22, 2015	By:	/s/Matthew L. Hyde
Matthew L. Hyde
President and Chief Executive Officer